Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 14, 2006		(973) 802-4149

PRUDENTIAL DECLARES ANNUAL DIVIDEND ON COMMON STOCK

AND ANNOUNCES 2007 SHARE REPURCHASE PROGRAM

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has declared an annual dividend for 2006 of $0.95 per share of Common Stock, payable on December 21, 2006, to shareholders of record at the close of business on November 27, 2006. The 2006 Common Stock dividend declared represents an increase of approximately 22 percent over the 2005 Common Stock dividend.

In addition, the company announced that its Board of Directors has authorized repurchases of up to $3 billion of its outstanding Common Stock in calendar year 2007 under the company’s stock repurchase program.

The Board previously authorized the repurchase of up to $2.5 billion of its outstanding Common Stock in 2006. From January 1, 2006 through November 13, 2006, the company has repurchased approximately $2.2 billion of its Common Stock under the authorization for 2006.

Prudential Financial companies, with approximately $586 billion in total assets under management as of September 30, 2006, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.